Exhibit 5.02.2

October 8, 2013

Resignation

I, Richard Knox, Sr., resign from my position as Director of the Board of Left Behind Games Inc., a Nevada corporation and its subsidiaries, effective October 9, 2013.

/s/ Richard Knox, Sr.

Richard Knox, Sr.